Exhibit 99.1

Synlogic Expands Capabilities in Manufacturing with the Appointment of Head of Technical Operations and Establishment of In-house Production of Clinical Trial Material for its Synthetic BioticTM Medicines

– Good Manufacturing Process (GMP) infrastructure enables advancement of clinical programs through early and mid-phase studies –

– Capabilities support production of both liquid and solid oral formulations –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--December 12, 2018--Synlogic, Inc. (Nasdaq: SYBX), a clinical-stage drug discovery and development company applying synthetic biology to beneficial microbes to develop novel living medicines, today announced the appointment of Antoine Awad as Head of Technical Operations, and the expansion of its manufacturing capabilities to produce clinical trial material for mid-stage studies of its oral and immuno-oncology programs, through entry into an agreement to lease GMP clean-room space from the Azzur Group, LLC.

“We are delighted to welcome Tony to Synlogic at this critical stage in the Company’s development as we expand our manufacturing capabilities enabling the production of high-quality, clinical trial material in-house,” said Aoife Brennan, M.B., Ch. B., Synlogic’s president and chief executive officer. “His expertise in biologics process sciences and his operational experience in scaling processes from research to commercial production will be invaluable as we enter this new phase of manufacturing development. This new clean-room facility provides an affordable and flexible option that maximizes control over our process and timelines enabling us to move efficiently through clinical development to bring our Synthetic Biotic medicines to patients.”

“Synlogic has an exciting drug-development platform and is applying the rigor of pharmaceutical standards to bacterial therapeutics through analytics and science-based processes,” said Mr. Awad. “ I look forward to bringing my experience in biologics process development, manufacturing and formulation to continue to expedite clinical development of our Synthetic Biotic medicines.”

Mr. Awad, who has been serving as a consultant with Synlogic since October 2018, will join the company full-time in mid-December and will be responsible for upstream and downstream process development and manufacturing of Synlogic’s Synthetic Biotic medicines. Prior to joining Synlogic he served as senior vice president of operations and CMC and head of manufacturing for Abpro Therapeutics, a private company focused on the development of novel bi-specific antibodies for oncology. Earlier, Mr. Awad held positions of increasing responsibility over a ten-year period at Merrimack Pharmaceuticals. As Head of Manufacturing and Process Sciences, he transitioned to Ipsen Bioscience to integrate and lead the commercial site for production of ONYVIDE®, which Ipsen S.A. acquired from Merrimack.

Synlogic has entered into a forty-four-month agreement with the Azzur Group, a MA-based engineering and consulting group specializing in GMP manufacturing solutions. Under the agreement, Synlogic will lease clean-room space in Azzur’s Waltham facility that Synlogic staff will use for manufacturing and formulation of GMP material for Synlogic’s early clinical studies of its first immuno-oncology program, intratumorally administered SYNB1891, and mid-stage studies of solid formulations of its orally administered Synthetic Biotic medicines. In addition to the use of Azzur’s facility, as part of the agreement, Azzur will provide personnel and other resources as needed to support activities, including project management, sampling, material receipt/release, inventory control, training and general consulting for the duration of Synlogic’s use of the facility.

About Synlogic
Synlogic is pioneering the development of a novel class of living medicines, Synthetic Biotic medicines, based on its proprietary drug development platform. Synlogic leverages the tools and principles of synthetic biology to genetically engineer beneficial microbes to perform or deliver critical functions missing or damaged due to disease. Synthetic Biotic medicines are designed to act locally and have a systemic effect to address disease in patients. Synlogic’s two lead programs, SYNB1020 and SYNB1618, are orally administered and target hyperammonemia as a result of liver damage or genetic disease, and phenylketonuria, respectively. Synlogic is also developing SYNB1891 as an intratumorally administered Synthetic Biotic medicine for the treatment of cancer. In addition, the company is leveraging the broad potential of its platform to create additional Synthetic Biotic medicines for the treatment of liver disease, as well as inflammatory and immune disorders including Synlogic’s collaboration with AbbVie to develop Synthetic Biotic-based treatments for inflammatory bowel disease (IBD). For more information, please visit www.synlogictx.com.

Forward-Looking Statements
This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Synlogic may identify forward-looking statements. Examples of forward-looking statements, include, but are not limited to, statements regarding the potential of Synlogic’s platform to develop therapeutics to address a wide range of diseases including: cancer, inborn errors of metabolism, liver disease, and inflammatory and immune disorders; the future clinical development of Synthetic Biotic medicines; the approach Synlogic is taking to discover and develop novel therapeutics using synthetic biology; the potential of Synlogic’s technology to treat cancer, hyperammonemia, and phenylketonuria. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including: the uncertainties inherent in the preclinical development process; the ability of Synlogic to protect its intellectual property rights; and legislative, regulatory, political and economic developments, as well as those risks identified under the heading “Risk Factors” in Synlogic’s filings with the SEC. The forward-looking statements contained in this press release reflect Synlogic’s current views with respect to future events. Synlogic anticipates that subsequent events and developments will cause its views to change. However, while Synlogic may elect to update these forward-looking statements in the future, Synlogic specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Synlogic’s view as of any date subsequent to the date hereof.

CONTACT:
INVESTOR CONTACT:
Elizabeth Wolffe, Ph.D.
Phone: 617-207-5509
Email: liz@synlogictx.com

MEDIA CONTACT:
Courtney Heath
Phone: 617-872-2462
Email: courtney@scientpr.com